Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated July 17, 2009, is made by and between Segundo Navarro Drilling, Ltd., a Texas limited partnership ("Seller"), and Vanguard Permian, LLC, a Delaware limited liability company and Vanguard Natural Resources, LLC, a Delaware limited liability company (collectively "Buyer").

W I T N E S S E T H:

WHEREAS, Seller desires to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Seller, Seller’s interest in certain oil and gas wellbores as described on Exhibit I and a fifty percent (50%) working interest equal to a thirty-seven and one-half percent (37.5%) net revenue interest in certain oil and gas properties as described herein on Exhibit II; and

WHEREAS, Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:

ARTICLE I

PROPERTIES TO BE SOLD AND PURCHASED

Section 1.1. Assets Included.

  Subject to Section 1.2, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) That working interest and net revenue interest in and to those wellbores described in Exhibit I attached hereto and made a part hereof for all purposes and all rights of Seller to produce oil, gas and other minerals from those wellbores and all rights of Seller in and to the oil, gas and other minerals that may be produced from those wellbores under the leases referred to in Exhibit I;

(b) Concurrent rights, titles and interests with Seller in and to, or otherwise derived from, the leases described in Exhibit I, all presently existing and valid oil, gas or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the wellbores covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the wellbores described in paragraph (a) above;

(c) A proportionate interest in the rights, titles and interests associated with all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts to the extent and to the extent they relate to any of the wellbores described in paragraph (a) above, or to the extent and only to the extent they relate to the development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto).

(d) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, tanks and surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the wellbores described in paragraph (a) above;

(e) All of Seller's production records, and well files, which relate to the wellbores described in paragraph (a) above;

(f) Without limitation of the foregoing but subject to Section 1.2, a fifty percent (50%) working interest equal to a thirty-seven and one-half percent (37.5%) net revenue interest in and to those leases described in Exhibit II attached hereto and made a part hereof for all purposes, SAVE AND EXCEPT THE WELLBORES DESCRIBED IN EXHIBIT I ATTACHED HERETO;

(g) Without limitation of the foregoing but subject to Section 1.2, a fifty percent (50%) working interest equal to a thirty-seven and one-half percent (37.5%) net revenue interest in and to the oil, gas and other minerals in and under or that may be produced from the leases described in Exhibit II attached hereto (SAVE AND EXCEPT THE WELLBORES DESCRIBED IN EXHIBIT I ATTACHED HERETO);

(h) Fifty percent (50%) of Seller’s rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the leases and properties described in paragraphs (f) and (g) above and none other and, with respect to such rights and interests that relate to any of the leases and properties described in paragraphs (f) and (g) above as well as other leases and properties of Seller, concurrent rights, titles and interests with Seller in and to such rights and interests to the extent and only to the extent they relate to the leases and properties described in paragraphs (f) and (g) above;

(i)  Fifty percent (50%) of Seller’s rights, titles and interests in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts to the extent and only to the extent they relate to any of the leases and properties described in paragraphs (f), (g) and (h) above, to the extent and only to the extent they relate to the exploration, development, operation, or maintenance thereof and none other or the treatment, storage, transportation or marketing of production therefrom  (or allocated thereto) and none other and, with respect to such rights and interests that relate to any of the leases and properties described in paragraphs (f), (g) and (h) above as well as other leases and properties of Seller, concurrent rights, titles and interests with Seller in and to such rights and interests to the extent and only to the extent they relate to the leases and properties described in paragraphs (f), (g) and (h) above;

(j) Fifty percent (50%) of Seller’s rights, titles and interests in and to all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise to the extent and only to the extent they relate to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (f), (g) and (h) above and none other, or the treatment, storage, transportation or marketing of production therefrom and none other (or allocated thereto) and, with respect to such rights and interests that relate to any of the leases and properties described in paragraphs (f), (g) and (h) above as well as other leases and properties of Seller, concurrent rights, titles and interests with Seller in and to such rights and interests to the extent and only to the extent they relate to the leases and properties described in paragraphs (f), (g) and (h) above; and

(k) As used herein:  (i) "Oil and Gas Properties" means the properties and interests described in paragraphs (a), (f) and (g) above, save and except for any such properties or assets that are Excluded Assets; and (ii) "Properties" or “Property” means the Oil and Gas Properties plus the properties and interests described in paragraphs (b), (c), (d), (e), (h), (i) and (j) above, save and except for any such properties or assets that are Excluded Assets.

Section 1.2. Assets Excluded.

  Notwithstanding anything herein contained to the contrary, the Properties do not include, and there is hereby excepted and reserved unto Seller, the following:

(a) Any accounts receivable or accounts payable accruing before the Effective Date including, but not limited to, all payments held in suspense for title or other reasons that are customary in the industry and which payments are attributable to periods of time prior to the Effective Date;

(b) All corporate, financial, tax and legal (other than title) records of Seller;

(c) All oil, gas or other hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all oil, gas or other hydrocarbons that, at the Effective Date, are owned by Seller and are in storage or within processing plants;

(d) Any refund of costs, taxes or expenses borne by Seller or Seller's predecessors in title attributable to periods prior to the Effective Date;

(e) Any and all proceeds from the settlements of contract disputes with purchasers of oil, gas or other hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(f) Any and all proceeds from settlements with regard to reclassification of gas produced from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(g) All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omission or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

(h) Any geological, geophysical or seismic data, materials or information, including maps, interpretations records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party; provided, however, that if any such data, materials or information is transferable upon payment of a fee or other consideration, and if Buyer has paid such fee or other consideration prior to the Closing Date, then such data, materials or information shall be transferred to Buyer;

(i) All rights, titles, and interest of Seller in and to the properties and interests described in Section 1.1, paragraphs (a), (f) and (g), above, BELOW THE BASE OF THE OLMOS FORMATION AS DEPICTED AT 7778’ SUBSURFACE ON THE SCHLUMBERGER GAMMA RAY/ARRAY INDUCTION LOG DATED SEPTEMBER 16, 2002 FOR THE LEWIS PETRO PROPERTIES, INC. CHATO 24 #19 WELL (API NO. 42-283-31761).

The properties and interests specified in the foregoing paragraphs (a) through (i) of this Section 1.2 are herein collectively called the "Excluded Assets".

ARTICLE II

PURCHASE PRICE

Section 2.1. Purchase Price.

The purchase price for the Properties is FIFTY-TWO MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS and NO/100 ($52,250,000.00) (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the "Adjusted Purchase Price".

Section 2.2. Accounting Adjustments.

Appropriate adjustments shall be made between Buyer and Seller so that (i) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Properties after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas or other minerals, produced from the Oil and Gas Properties after the Effective Date will be received by Buyer, including any settlements from the  hedge contract set forth on Exhibit 7.9.1 and (ii) all expenses which are incurred in the operation of the Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas or other minerals produced therefrom before the Effective Date will be received by Seller.  It is agreed that, in making such adjustments:  (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date (it is recognized that such tanks were not gauged on the Effective Date for the purposes of this Agreement and that determination of the volume of such oil in storage will be based on the best available data, which may include estimates), (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), such proration to be adjusted after Closing in the event actual ad valorem taxes are different than projected, with appropriate payments from Seller to Buyer or from Buyer to Seller, as the case may be, (iii)  no consideration shall be given to the local, state or federal income tax liabilities of any party.

Section 2.3. Closing and Post-Closing Accounting Settlements.

(a)           At or before Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2.  If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

(b)           Operating revenues and expenses shall be settled after Closing and paid in the same manner applicable to operating revenues and expenses as provided in the Operating Agreement attached as Exhibit 7.10.

(c)           On or before 90 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 2.2, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller in cash.  Following such additional adjustments, no further adjustments shall be made under this Section 2.3, except that, any adjustments to the proration of ad valorem taxes used at Closing shall be made after such 90 day period promptly following such time as the actual ad valorem taxes become known.

Section 2.4. Payment of Adjusted Purchase Price.

  The Adjusted Purchase Price shall be paid to Seller as follows:

(a)           Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender to Seller cash equal to $2,612,500 as a deposit (such amount to be referred to as the "Deposit").

(b)           At Closing, Buyer shall pay to Seller by bank transfer in immediately available funds to the account designated by Seller an amount equal to the Adjusted Purchase Price, less the Deposit.

ARTICLE III

THE CLOSING

The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Seller, at 10:00 a.m. (local time) (i) three Business Days following notice from Buyer but in no event later than August 17, 2009, or (ii) at such other time or place or on such other date as the parties hereto shall agree.  The date on which the Closing is required to take place is herein referred to as the "Closing Date".  All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as provided in Seller's Disclosure Schedule, Seller hereby represents and warrants to Buyer on the date of Seller’s execution of this Agreement and on the Closing Date as follows:

Section 4.1. Organization and Existence.

  Seller is a Texas Limited Partnership duly formed, validly existing, and in good standing under the laws of the State of Texas.

Section 4.2. Power and Authority.

  Seller has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary  action of Seller.

Section 4.3. Valid and Binding Agreement.

  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4. Non-Contravention.

  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of the charter, bylaws or other governing instruments of Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Seller, or (d) violate any Applicable Law binding upon Seller, except, in the instance of clause (b) or clause (d) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5. Approvals.

  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6. Pending Litigation.

  There are no Proceedings pending or, to Seller's Knowledge, threatened against or affecting Seller or the Properties (including any actions challenging or pertaining to Seller's title to any of the Properties), or affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 4.7. Basic Documents; Title.

  The oil, gas and/or mineral leases, Seller's interests in which comprise parts of the Oil and Gas Properties, and all other material contracts and agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "Basic Documents"), are in all material respects in full force and effect and constitute valid and binding obligations of the parties thereto.  Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Basic Documents, and (to the best of Seller's knowledge) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to materially adversely affect the ownership, operation, value or use of any Oil and Gas Property after the Effective Date.  All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by Seller (and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of an Oil and Gas Property after the Effective Date, have been and are being made, to Seller's Knowledge, by such third parties).  Schedule 4.7 of the Seller Disclosure Schedule is a list of all material contracts and agreements to which any of the Oil and Gas Properties are bound, including (a) joint operating agreements, (b) agreements with any Affiliate of Seller, (c) any Production Sales Contracts, (d) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Oil and Gas Properties other than conventional rights of reassignment, (e) gas balancing agreements, (f) exploration agreements, (g) pooling, unitization or communitization agreement, (h) area of mutual interest agreements, (i) Hedges and (j) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information directly or indirectly relating to the Oil and Gas Properties.  Since July 2, 2009, the Seller has not taken any action or been the subject of any event which has caused or which is likely to cause the Seller to not have Defensible Title with respect to any of the Properties.

Section 4.8. Commitments, Abandonments or Proposals.

  Except as set forth in Schedule 4.8 of the Seller Disclosure Schedule:  (a) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Properties after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry; (b) Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability and value) on the Oil and Gas Properties since the Effective Date; and (c) no proposals are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of existing wells on the Oil and Gas Properties, or to abandon any wells, on the Oil and Gas Properties.

Section 4.9. Production Sales Contracts.

  There exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts (in this Section, the "Scheduled Production Sales Contracts") disclosed in Schedule 4.9 of the Seller Disclosure Schedule or (b) agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment.  Seller is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a Scheduled Production Sales Contract as computed in accordance with the terms of such contract, and is not having deliveries of gas from any Oil and Gas Property subject to a Scheduled Production Sale Contract curtailed substantially below such Property's delivery capacity.

Section 4.10. Plugging and Abandonment.

  Except for wells listed in Schedule 4.10 of the Seller Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive wells, drilled by Seller, or to Seller’s Knowledge, any other party, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been plugged and abandoned, and except for wells drilled to depths not included within the Oil and Gas Properties or within units in which the Oil and Gas Properties participate which have never been completed in such depths.

Section 4.11. Permits.

  Seller has all Permits necessary or appropriate to own and operate the Properties as presently being owned and operated, except for such Permits the absence of which would not be reasonably expected to have a Material Adverse Effect, and such Permits are in full force and effect (and are transferable to Buyer or are subject to being routinely replaced by a license or permit issued to Buyer as a successor owner of the Properties).  Except as set forth in Schedule 4.11 of the Seller Disclosure Schedule, Seller has not received written notice of any violations in respect of any Permits and, to Seller's Knowledge, there are no violations in respect of any Permit and no one has communicated to Seller that there are any violations in respect of any Permit, except for such violations which would not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Payment of Expenses.

  All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.  Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Properties.

Section 4.13. Compliance with Laws.

  The ownership and operation of the Properties have been in compliance with all Applicable Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, all wells on the Oil and Gas Properties have been located, drilled and completed in material compliance with all Applicable Laws relating thereto.

Section 4.14. Environmental Matters.

(a) Seller, and to Seller’s Knowledge, all prior owners of the Properties, have  operated the Properties in compliance with Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) To Seller’s Knowledge, there are no liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal fees attributable to the period of Seller’s ownership of the Properties, or to Seller’s Knowledge, attributable to the period preceding Seller’s ownership of the Properties (i) pursuant to any agreement, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the governmental authority or person pursuant to common law or statute (collectively "Environmental Liabilities") pending or, to Seller's Knowledge, threatened by or before any Governmental Entity directed against Seller relating to the development or operation of the Properties that pertain or relate to (A) any remedial obligations under any applicable Environmental Law, (B) violations by Seller of any Environmental Law, (C) personal injury or property damage claims relating to a release of Environmental Contaminants, or (D) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws.

(c) To Seller’s Knowledge, all Environmental Permits required under Environmental Laws that are necessary to the operation of the Properties by Seller have been obtained and are in full force and effect and Seller is unaware of any basis for revocation or suspension of any such environmental permits.

(d) To Seller’s Knowledge there has been no disposal or release of any Environmental Contaminants on, at, or under the Oil and Gas Properties by Seller, or  any other party, except in compliance with Environmental Laws.

(e) To Seller’s Knowledge, there are no written notices of violation, non-compliance, or similar notifications relating to Environmental Liabilities currently pending or threatened, relating or pertaining to the Properties.

Section 4.15. Imbalances; Prepayments.

  All proceeds from the sale of Hydrocarbons attributable to the Oil and Gas Properties are currently being paid in full and as of the Closing Date no imbalances exist between Seller and the third party purchasers of the Hydrocarbons.  Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.16. State of Repair.

  All wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, fixtures and equipment that are necessary to conduct normal operations on the Oil and Gas Properties are in good working condition, reasonable wear and tear excepted and are being maintained in a state adequate to conduct normal operations, except for such conditions which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 4.17. Intellectual Property.

  Seller owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in connection with its ownership and operation of the Oil and Gas Properties as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 4.18. Taxes.

(a) All ad valorem and severance taxes due and payable for the Properties through the year 2008 have been paid.

(b) With respect to all Taxes related to the Properties, (i) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the "Tax Returns") relating to the Properties required to be filed on or before the date hereof by Seller with respect to any Taxes for any period ending on or before the date hereof have been timely filed with the appropriate Governmental Entity, (ii) such Tax Returns are true and correct in all material respects, and (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.

(c) With respect to all Taxes related to the Properties (i) there are not currently in effect any extension or waiver by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Properties and (ii) there are no administrative proceedings or lawsuits pending against the Properties or Seller with respect to the Properties by any taxing authority.

(d) None of the Properties were bound as of the Effective Date or will be bound following the Closing by any tax partnership agreement binding upon Seller.

Section 4.19. Fees and Commissions.

  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.20. Disclaimer of Warranties.

  Of and from the Closing Date, other than those expressly set out in this Article IV or in the Conveyance, Seller hereby expressly disclaims and negates, any representation or warranty, express or implied, relating to the condition of the Assets (including, without limitations (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any implied or express warranty of conformity to models or samples of materials, (d) any rights of Buyer under appropriate statues to claim diminution of consideration or return of the purchase price, (e) any implied or express warranty of freedom from patent or trademark infringement, (f) any and all implied warranties existing under applicable law now or hereafter in effect, and (g) any implied or express warranty regarding environmental laws, the release of materials into the environment or protection or the environment or health), it being the express intention of Buyer and Seller that the Assets are to be conveyed to Buyer “AS IS,” “WHERE IS” and in their present condition and state of repair.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller on the date of Buyer’s execution of this Agreement and on the Closing Date as follows:

Section 5.1. Organization and Existence.

  Buyer is a Delaware limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware.

Section 5.2. Power and Authority.

  Buyer has full company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action of Buyer.

Section 5.3. Valid and Binding Agreement.

  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4. Non-Contravention.

  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the membership agreement or other governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (d) violate any Applicable Law binding upon Buyer.

Section 5.5. Approvals.

  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 5.6. Pending Litigation.

  There are no Proceedings pending or, to Buyer's Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7. Knowledgeable Purchaser.

  Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

Section 5.8. Fees and Commissions.

  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

CERTAIN COVENANTS OF SELLER PENDING CLOSING

Section 6.1. Access to Files.

  From the date hereof until Closing, Seller will give Buyer, and its attorneys and other representatives, access at all reasonable times to the Properties and to any contract files, lease or other title files, production files, well files, accounting records and other files of Seller pertaining to the ownership and/or operation of the Properties, and Seller will use its reasonable best efforts to arrange for Buyer, and its attorneys and other representatives, to have access to any such files in the office of Seller.  Seller shall not be obligated to provide Buyer with access to any records or data which Seller cannot provide to Buyer without, in its opinion, breaching confidentiality agreements with other parties.  All information obtained by Buyer shall be maintained in strict confidence, for use solely in connection with its evaluation of the Properties, and shall not be disclosed to any other party without Seller's prior written consent.

Section 6.2. Conduct of Operations.

  Seller will (i) continue the routine operation of the Properties in the ordinary course of business and as would a prudent operator; (ii) operate the Properties in material compliance with all Applicable Laws and Environmental Laws, in compliance with all oil, gas or mineral leases, and in material compliance with all Basic Documents other than such leases; and (iii) fulfill all obligations (including all obligations to make payments under leases or other Basic Documents) under such leases, and under such other Basic Documents and, in all material respects, under such Applicable Laws and Environmental Laws.  Without limitation of the foregoing, the failure to perform an obligation, when such failure could result in forfeiture or termination of rights of Seller under a Basic Document, shall be considered material for purposes hereof.

Section 6.3. Restrictions on Certain Actions.

  Seller will not, without Buyer's prior consent:

(a) except as described on Schedule 6.3 of the Seller’s Disclosure Schedule, expend any funds in excess of twenty five thousand dollars ($25,000), or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds in excess of $25,000), or otherwise incur any other obligations or liabilities, in connection with the ownership or operation of the Properties after the Effective Date, other than routine expenses incurred in the normal operation of the existing wells on the Oil and Gas Properties and except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(b) except where necessary to prevent the termination of an oil and gas lease or other material agreement governing Seller's interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c) sell, transfer or abandon any portion of the Properties other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties); or

(d) release (or permit to terminate), or modify or reduce its rights under, any oil, gas or mineral lease forming a part of the Oil and Gas Properties, or any other Basic Document, or enter into any new agreements which would be Basic Documents, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Seller with notice of 60 days or less.

Section 6.4. Payment of Expenses.

  Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties and all severance, production, and similar taxes) relating to the ownership or operation of the Properties prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith.

Section 6.5. Preferential Rights and Third Party Consents.

  Seller will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignment be obtained, if any, which are identified in Section 6.5 of the Seller Disclosure Schedule.  Seller shall have no obligation hereunder other than to so request such waivers (i.e., Seller shall have no obligation to assure that such waivers are obtained), and if all such waivers (or any other waivers of preferential rights to purchase or requirements that consent be obtained to assignment, even if the same are not listed on such Section 6.5) are not obtained, Buyer may treat any waiver which is not obtained as a matter which causes Seller's title to not be Defensible Title ; provided, however, that if the unobtained waiver is a waiver of a preferential right to purchase, and if both Buyer and Seller agree to this treatment of such matter (and agree upon an appropriate allocation of the Purchase Price), Seller will tender (at the agreed allocated portion of the Purchase Price) the required interest in the Property affected by such unwaived preferential right to purchase to the holder, or holders, of such right who have elected not to waive such preferential right to purchase, and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the amount paid, or to be paid, by the party exercising such preferential right to purchase (and Seller shall collect such amount from such purchaser).

Section 6.6. Delay in Obtaining Consents.  Unless otherwise waived by the Buyer, in the event that there are any third party consents that have not been acquired by the Closing, then the Adjusted Purchase Price shall be reduced by the Allocated Value for any Property lacking consent (the “Retained Value”) and the Property lacking consent shall be deleted from the Conveyance delivered at Closing (the “Retained Property”).  The Allocated Value of the Properties is set forth on Schedule 6.6.  The Seller will convey to the Buyer title to the Retained Property in accordance with this Agreement promptly upon the obtainment of the requisite consent, if such consent is obtained on or before October 17, 2009. The Retained Value amount shall be paid by Buyer to Seller contemporaneously with delivery of an executed conveyance of the Retained Property in a form substantially similar to Exhibit 9.1(f)) after the requisite consent has been obtained.   Notwithstanding the terms of this Section 6.6, in the event that Seller is unable to deliver Defensible Title to the Retained Property on or before October 17, 2009, then the Buyer has no further obligation to acquire the Retained Property from Seller.

Section 6.7. Exclusive Negotiations.   In consideration of the time, expense and effort to be expended by Buyer in connection with the transactions contemplated hereby, Seller will not, and will use its Reasonable Best Efforts to insure that its Affiliates and representatives do not, directly or indirectly, solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information to, any Person (other than Buyer, its Affiliates and representatives) concerning any possible proposal regarding a transaction involving the Properties.  Seller shall promptly advise Buyer orally and in writing of any inquiry or proposal by a third party regarding such a transaction.

ARTICLE VII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 7.1. Reasonable Best Efforts; Title.

  Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement and for the Buyer to acquire Defensible Title to the Properties at the Closing, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.  The Seller will not take any action or permit any event to occur subsequent to the execution of this Agreement which causes or which is likely to cause the Seller to not have Defensible Title with respect to any of the Properties.

Section 7.2. Notice of Litigation.

  Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii)  Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller which affects this Agreement or the transactions contemplated hereby.

Section 7.3. Notification of Certain Matters.

  Seller shall give prompt notice to Buyer of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Seller in Article III to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to Closing.  Buyer shall give prompt notice to Seller of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.  The delivery of any notice pursuant to this Section shall not be deemed to:  (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article X or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4. Fees and Expenses.

  All fee and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller.  All fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

Section 7.5. Public Announcement.

   After the execution of this Agreement, Seller and Buyer shall issue the press release attached hereto as Exhibit 7.5.

Section 7.6. Casualty Loss Prior to Closing.

  In the event of damage by fire or other casualty to the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event

(a) as to each such Property so damaged which is an Oil and Gas Property, the parties shall mutually agree on a Purchase Price adjustment unless  Seller should be entitled to make any claims under any insurance policy with respect to such damage, in which case Seller shall, at Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims, and

(b) as to each such Property which is other than an Oil and Gas Property, Seller shall, at Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Section 7.7. Books and Records.

  At or promptly after Closing (but in any event within five Business Days after the Closing), Seller shall make available for copying all books and records pertaining to the Properties that are in Seller's possession or control.

Section 7.8. Further Assurances.

  After the Closing, Buyer and Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

Section 7.9. Hedges.

Within one business day after Closing, Seller shall arrange a financial hedge as more fully described on Schedule 7.9.1 of Seller’s Disclosure Schedule of production from the Oil and Gas Properties (the “Hedge”).  At Closing, Seller shall assign, and Buyer shall cause Buyer to assume, the Hedge by having Buyer execute a Novation Agreement in the form of such Novation Agreement attached hereto as set forth in Schedule 7.9.2 of Seller' Disclosure Schedule.  The “Novation Date”, as such term is used herein (and as such term is used in the relevant documents comprising and governing the novation of the Hedge) shall be the date upon which Closing occurs.

Section 7.10. Operation of the Assets Post Closing.

At the Closing, the Parties agree to enter into mutually agreeable Operating Agreements affecting the Oil and Gas Properties on the agreed AAPL Form (Exhibit 7.10) containing the following provisions, among others:
•
Lewis Petro Properties, Inc. (“LPP”) will be the Operator of the Oil and Gas Properties, however in the event that Seller (or its affiliate) sells more than fifty percent (50%) of its interest in the Oil and Gas Properties to a non-affiliated third party or parties, Buyer shall have the right to take over operations effective as of the date of the sale.

•	LPP shall propose the drilling of 7 wells per year (beginning in 2010) through 2015. No more than 1 well shall be drilling at any time without the mutual consent of both parties
•	Should LPP fail to propose said wells, Buyer shall have the right to propose same.
•
In the event a well is proposed and a party elects not to participate in said well, then, provided the well is drilled timely, the non-consenting party shall assign to the consenting party all of its right, title and interest in the well and in the 20 acres of leasehold around such well.

•
LPP shall serve as the marketing representative for Buyer for the sale of its natural gas, oil/condensate, NGL’s from processing and Buyer shall be entitled to the same benefits of pricing and other terms as if Buyer had been a signatory to said contracts.  LPP shall make disbursement of revenues to Buyer within five (5) days after receipt of corresponding revenues but no later than thirty (30) days following the end of the calendar month in which production occurs.

•	A right of first refusal to acquire any interest subject to the Operating Agreement and being sold by a party.
•
In the accounting procedure to be included in the Operating Agreement, the Operator shall be entitled to the following fees for providing services to Buyer, proportionately reduced to Buyer’s interest:

▪	Operating/Gauging Fee: $505.00 per month per producing well with a 4% per year escalator commencing on July 1, 2012.

•
As to the wellbores described on Exhibit I and for regulatory purposes only, Buyer shall have the right to use, designate and assign as much as forty acres around the borehole of each well for purposes of obtaining permits, assigning allowables and allocating allowable production. In the event the use, designation or assignment of such acreage would materially impede, impair or curtail the Operator’s rights to acquire drilling permits or to maximize allowables for wells drilled on the Properties, including wells the Parties may drill on acreage otherwise assigned to said well by Buyer, Buyer will take all commercially reasonable actions to designate and assign other acreage on the Properties to the borehole for the purposes described above. Seller will take all commercially reasonable actions to give effect to any designations and assignments made by Buyer as contemplated by this paragraph.

•
While Buyer will have the right to re-complete a well up the hole within the existing wellbore described in Exhibit I, Buyer is strictly prohibited from the following activities, without the consent of Seller:

▪	Deepening an existing well;
▪	Moving down the well to perforate or stimulate;
▪	Drilling a horizontal lateral from the well.

Section 7.11. Audit.

Within 45 days after the execution of this Agreement, Seller shall cause its outside auditor to audit the revenues and direct operating expenses for the Oil and Gas Properties for the calendar year 2008.  Such outside auditor shall agree that said financial data and related audit opinion can be used by VNR in its public filings. The cost of preparing said audit shall be paid by Buyer.  Also, Seller will provide Buyer unaudited statement of revenues and direct operating expenses for the six months ended June 30, 2008 and 2009 for the Oil and Gas Properties prepared on the same basis as the audited statement for 2008 and will assist Buyer in preparing the unaudited reserve disclosures as required by FASB 69.

Section 7.12. Confidentiality.

The parties agree that the terms and conditions of this Agreement shall be treated as confidential as to third parties or disclosure to third parties concerning the Agreement without the prior written consent of the other, except as may be required by law or the rules of any stock exchange or securities market.  Notwithstanding anything herein to the contrary, the parties agree that Seller shall be allowed to disclose the terms and conditions of this Agreement to one or more Lessors for the purposes of obtaining consents to assign and/or addressing any rights of first refusal existing as of the date of this Agreement and (ii) Buyer shall be allowed to file a Form 8-K and issue the press release attached as Exhibit 7.5 in connection with the transactions contemplated by this Agreement and Buyer shall be allowed to disclose the terms and conditions of this Agreement to its financing sources.

Section 7.13. Gathering Agreement.

The parties agree that at the Closing they will enter into a Gathering Agreement in the form attached hereto as Exhibit 7.13.

Section 7.14. Development Leases Limited to Forty-Two PUDs.

Buyer and Seller hereby acknowledge and agree that development of the Leases collectively described on Exhibit II hereto (the “Development Leases”) shall be limited to no more than forty-two wells (PUDs).   The Buyer and Seller further agree that each producing well shall earn a 20-acre unit surrounding each said well under the Development Leases (unless a lesser or larger unit is required as opposed to permitted by governmental regulations in order to maintain a full allowable, in which case the retained unit size shall be reduced or enlarged to the appropriate size).  The Buyer and Seller shall mutually agree to the configuration (including spacing) of each retained unit.  If and when the forty-two PUDs have been drilled and if the Development Leases have not all terminated, then the Buyer agrees to assign any unearned acreage remaining in any of the Development Leases to Seller within 30 days of abandonment or completion of the 42nd well.  Notwithstanding any term to the contrary, this Section 7.14 shall survive the Closing until the obligations set forth herein have been met or the Development Leases terminate, whichever is sooner.

ARTICLE VIII

DUE DILIGENCE EXAMINATION

Section 8.1. Environmental Inspections.

           Buyer shall have the right, at Buyer’s sole cost and expense, to obtain such inspections of the Properties as it deems appropriate prior to the Closing Date including but not limited to a “Phase I” environmental inspection, and other environmental inspections and surveys for the purpose of locating hazardous substances, solid waste and any other matters or circumstances affecting the environment and the use and usability of the Properties as a result thereof.  Buyer's obligations and agreements hereunder are specifically subject to its acceptance of the conditions disclosed by any such inspections.  Any inspections obtained by Buyer shall be in addition to and not in lieu of Buyer's representations, warranties and covenants in this Agreement. If Buyer discovers any Environmental Liabilities or other environmental matters based on such inspections and surveys affecting any of the Properties, Buyer shall notify Seller prior to the expiration of the Examination Period of such discovery.  To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the matter in reasonable detail, (iv) identify the specific Oil and Gas Property affected by such matter, and (v) include Buyer’s cost to remedy such matter as determined by Buyer in good faith.  Upon the receipt of such notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such matter at any time prior to the Closing. If Seller is unable to cure such matter, then Buyer shall have the right to (i) reduce the Purchase Price by the cost to remedy such matter as set forth in Buyer’s notice or (ii) terminate this Agreement by delivering to Seller a written notice of termination at any time prior to the Closing.

Section 8.2. Buyer Indemnification.

 BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER'S INSPECTING AND OBSERVING THE PROPERTIES:  (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

Section 9.1. Conditions Precedent to the Obligations of Buyer.

  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made (except that where any statement in a representation and warranty expressly includes a standard of materiality, such statement shall be true and accurate in all respects giving effect to such standard) and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material  respects (except that where any statement in a representation and warranty expressly includes a standard of materiality, such statement shall be true and accurate in all respects giving effect to such standard), except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Seller shall have delivered a certificate executed by the president of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d) No Proceeding (excluding any Proceeding initiated by Buyer or any of its affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall have received a release of any liens covering or affecting the Properties, executed in recordable form in form and substance agreeable to Buyer.

(f) Buyer shall have received conveyances of the Properties executed and delivered by Seller, which conveyances shall be substantially in the form of the instruments attached hereto as Exhibit 9.1(f) in all material respects (collectively the "Conveyance").

(g) Buyer shall have received a certificate of non-foreign status in form, date and content reasonably acceptable to Buyer, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(h) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or any other party to Buyer prior to or in connection with the Closing.

Section 9.2. Conditions Precedent to the Obligations of Seller.

  The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a) Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) No Proceeding (excluding any Proceeding initiated by Seller or any of its affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) Seller shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller prior to or in connection with the Closing.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1. Termination.

  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before August 17, 2009, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(iii)           Buyer is not able to secure funding for payment of the Adjusted Purchase Price on or before August 17, 2009.

(c)            by Seller, if (i) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; or (ii) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from the Seller to Buyer; or

(d)           by Buyer, if (i) Seller shall have failed to fulfill in any material respect any of their obligations under this Agreement, or (ii) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (except that where any statement in a representation and warranty expressly includes a standard of materiality, such statement shall be true and accurate in all respects giving effect to such standard) and, in the case of clauses (i) and (ii), such failure, misrepresentation or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from Buyer to Seller; or

Section 10.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1 by the Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article X, in Sections 7.4, 7.5 and 8.2 and in Articles XII and XIII shall survive the termination hereof. If this Agreement is terminated (i) by Seller or Buyer pursuant to Section 10.1(b)(i) or Section 10.1(b)(iii) (and Seller is not in material breach of this Agreement) or (ii) by Seller pursuant to Section 10.1(c), Seller shall retain the Deposit.  If this Agreement is terminated under Section 10.1 for any other reason, the amount of the Deposit shall be paid to Buyer by Seller not later than 15 days after Buyer gives written notice to Seller that such Deposit shall be returned to Buyer and Buyer shall have no further liability or obligation under this Agreement. The retention of the Deposit by Seller shall constitute the sole and exclusive remedy of Seller as a result of any breach by Buyer of this Agreement. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, Buyer may either: (a) pursue specific performance of Seller’s obligations under this Agreement or (b) have Seller repay the amount of the Deposit not later than 15 days after Buyer gives written notice to Seller that such Deposit shall be returned to Buyer without any other remedy available to it for Seller’s wrongful failure to close hereunder.

Section 10.4. Amendment.

  This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 10.5. Waiver.

  Seller, on the one hand, or Buyer, on the other, may:  (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 11.1. Survival.

(a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, provided that (i) any representation and warranty of Seller contained in Sections 4.7 through 4.18 pertaining to the payment of (x) royalties and (y) severance and other similar taxes shall survive until the second anniversary of the Closing Date and (ii) all other the representations and warranties of Seller contained in Sections 4.7 through 4.18 shall survive until the first anniversary of the Closing Date (such anniversary date and time of expiration called a "Survival Date").  From and after a Survival Date, no party hereto shall be under any liability with respect to any representation or warranty to which such Survival Date relates, except with respect to matters as to which notice has been received in accordance with Section 11.1(b).

(b) No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought, and such written notice is properly given on or before the applicable Survival Date.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

(c) From the Closing Date through the Survival Date, any claim for indemnification for any title defect(s) by Buyer from Seller pertaining to Section 4.7 (“Basic Documents”) is only enforceable to the extent the aggregate sum of all claims for title defect(s) is in excess of 2.5% of the Purchase Price.

Section 11.2. Seller's Indemnification Obligations.

  Seller shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (a) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement or any certificate delivered by Seller at the Closing, (b) relating to the Excluded Assets, or (c) relating to the ownership or operation of the Properties before the Effective Date.

Section 11.3. Buyer's Indemnification Obligations.

  Buyer shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Seller harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (collectively, "Seller's Losses") (a) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing, or (b) relating to Buyer's ownership and operation of the Properties after the Effective Date.

Section 11.4. Indemnification Proceedings.

  In the event that any claim or demand for which a party (an "Indemnifying Party"), would be liable to the other party under Section 11.2 or Section 11.3 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.4, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 11.5. Indemnification Exclusive Remedy.

  Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 11.6. Limited to Actual Damages; No Consequential Damages.

  The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, or exemplary Damages, provided that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity.

          ARTICLE XII

MISCELLANEOUS MATTERS

Section 12.1. Dispute Resolution.

(a) Any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship among the parties created by this Agreement, involving the parties, their affiliates and/or their respective representatives (all of which are referred to herein as "Disputes"), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved solely in accordance with this Section 12.1.

(b) If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of 15 days after such Dispute arose, the Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute has arisen to attempt to resolve same.  If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days following such Dispute arising, then any party shall have the right, by written notice to the other, to resolve the Dispute by arbitration in accordance with the provisions of Section 12.1(d).

(c) Intentionally Deleted

(d) Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 12.1 shall be settled exclusively and finally by arbitration in accordance with this Section 12.1(d).

(i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement.  The validity, construction, and interpretation of this Section 12.1(d), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.  The arbitration shall be administered by the American Arbitration Association (the "AAA"), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the "Rules"), except as expressly provided otherwise in this Agreement.  The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.

(ii) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.  Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefore.  The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii) All arbitration proceedings hereunder shall be conducted in San Antonio, Bexar County, Texas or such other mutually agreeable location.

(iv) All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators appointed in accordance with the Rules consisting of Persons (which can include lawyers) having at least ten (10) years of experience in or relating to the oil and gas industry.

(v) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction).  Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(vi) The parties shall request the arbitrators to conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing.  The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal.  The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation.  To provide for speed and efficiency, the arbitrators may:  (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

(vii) Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Applicable Law, or under the Federal Arbitration Act or the Rules.

(viii) The parties agree that there shall be no transcript of any hearing before the arbitrators.  The parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages.  To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(ix) The fees and expenses of the arbitrators shall be borne equally by Seller and Buyer, but the decision of the arbitrators may include such award of the arbitrators' fees and expenses and of other costs and attorneys' fees as the arbitrators determine appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).

(x) The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 12.2. Notices.

  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy or facsimile transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Seller:

Segundo Navarro Drilling, Ltd.
10101 Reunion Place, Suite 1000
San Antonio, Texas 78216
210.384.3200
210.340.0267:fax
Attention:  Land Department

If to Buyer:

Vanguard Natural Resources, LLC
Vanguard Permian, LLC
7700 San Felipe, Ste. 485

Houston, Texas 77063

832.327.2255

832.327.2260:fax

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 12.3. Entire Agreement.

  This Agreement, the Seller Disclosure Schedule, together with the Exhibits, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 12.4. Injunctive Relief.

  The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 12.5. Binding Effect; Assignment; No Third Party Benefit.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Except as provided in Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.6. Severability.

  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.7. GOVERNING LAW.

  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.8. Counterparts.

  This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9. Like-Kind Exchange.

NOTWITHSTANDING ANY PROVISION HEREIN to the contrary, either party shall have the right to elect to consummate this transaction in whole or in part as a tax free exchange pursuant to Section 1031 of the Internal Revenue Code.  In the event a party so elects, it may transfer the Property to a “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k)-1), subject to this Agreement, and pursuant to an agreement between the party and the “qualified intermediary” which meets one of the safe harbors contained in Treasury Regulation Section 1.1031(k)-1), which provides that the “qualified intermediary” will transfer all or part of the Property to the other party in accordance with the terms of this Agreement and that the Proceeds shall not be distributed to the party outright or otherwise, but shall be distributed to such “qualified intermediary".  Each party electing to consummate this transaction in whole or in part as a tax free exchange shall be responsible for ensuring that such agreement meets the requirements of a safe harbor and shall provide the other party with the name of the qualified person in writing prior to the execution of this Agreement.  The parties agree to accommodate one another in effectuating a like-kind exchange of the Property in exchange for exchange property selected by each party, but in no event shall a party be required or obligated to incur any liabilities, costs or expenses in connection with accommodating the other party in effectuation of a like-kind exchange.

ARTICLE XIII

DEFINITIONS AND REFERENCES

Section 13.1. Certain Defined Terms.

  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1:

"Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with a Person.

"Agreement" means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

"Applicable Law" means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

"Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

"Code" means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

"Defensible Title" means, as of the date of this Agreement and the Closing Date, with respect to the Oil and Gas Properties, such record title and ownership by Seller that:

(A) entitles Seller to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit I as Seller's Net Revenue Interest of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property as set forth in Exhibit I, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(B) obligates Seller to bear not greater than the percentage set forth in Exhibit I  as Seller's Working Interest of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(C) is free and clear of all Liens, except Permitted Encumbrances; and

(D) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or Seller incurring any liability.

"Dollars" or "$" means U.S. Dollars.

"Effective Date" means 7:00 a.m., local time at the location of the Properties, on July 1, 2009.

"Environmental Contaminants" means any pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law.

"Environmental Laws" means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. ("RCRA"), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

"Environmental Permits" means those Permits relating to environmental, health or safety necessary for the ownership and operation of the Oil and Gas Properties.

"Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

"Hedge" means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

"Hydrocarbons" means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

"IRS" means the Internal Revenue Service.

"Knowledge" of a specified Person (or similar references to a Person's knowledge) means all information, after reasonable investigation, is known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is corporation or other entity, a current executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.

"Lien" means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

"Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a party, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement-or continuation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security, commodity or market index).

"Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

"Permitted Encumbrances" shall mean (A) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic's and materialman's Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein);  and (G)  conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

"Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

"Reasonable Best Efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice.

"Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

"Seller Disclosure Schedule" shall mean a schedule delivered by Seller to Buyer on the date hereof which sets forth additional information regarding the representations and warranties of Seller contained herein and information called for hereby.

"Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

Section 13.2. Certain Additional Defined Terms.

  In addition to such terms as are defined in the preamble of and the recitals to this Agreement and in Section 13.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
AAA	Section 12.1(d)(i)
Adjusted Purchase Price	Section 2.1
Basic Documents	Section 4.7
Closing	Article III
Closing Date	Article III

Deposit	Section 2.4
Development Leases	Section 7.16
Disputes	Section 12.1(a)
Environmental Liabilities	Section 4.14(b)
Excluded Assets	Section 1.2
Hedge	Section 7.9
Indemnified Party	Section 11.5
Indemnifying Party	Section 11.5
Independent Expert	Section 12.1(c)
Notice Period	Section 11.5
Oil and Gas Properties	Section 1.1
Properties Property	Section 1.1 Section 1.1
Purchase Price	Section 2.1
Rules	Section 12.1(d)(i)
Scheduled Production Sales Contracts	Section 4.9
Seller's Losses	Section 11.3
Tax Returns Wellbore	Section 4.18(b) Section 1.1

Section 13.3. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word "or" is not intended to be exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) All references herein to "$" or "dollars" shall refer to U.S. Dollars.

(j) Exhibits I, II, 2.1, 7.5, 7.10, 7.13, and 9.1(f) are attached hereto.  Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

(k) Seller’s Disclosure Schedules 4.7, 4.8, 4.9, 4.10, 4.11, 6.3, 6.5, 6.6, 7.9.1, and 7.9.2 are attached hereto.  Each such Schedule is incorporated herein by reference for all purposes and references to this Agreement shall also include such Schedule unless the context in which used shall otherwise require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

SEGUNDO NAVARRO DRILLING, LTD.       by and through TERCERO NAVARRO, INC.    its general partner

By:           /s/ Rodney R. Lewis

 Rodney R. Lewis, President

BUYER:

VANGUARD PERMIAN, LLC
by and through VANGUARD NATURAL GAS, LLC, its sole member

By:     /s/ Scott W. Smith

Name: Scott W. Smith

Title: Manager

VANGUARD NATURAL RESOURCES, LLC

By:     /s/ Scott W. Smith

Name: Scott W. Smith

Title: President